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                                                                     EXHIBIT 2.4


                                VOTING AGREEMENT


                  This Voting Agreement (the "Agreement") dated as of October 26, 2000 between Flowers Industries, Inc., a Georgia corporation ("TULIP"), and Kellogg Company, a Delaware corporation ("Parent").

                  WHEREAS, Keebler Foods Company, a Delaware corporation ("Elf"), Parent and FK Acquisition Corp., a Delaware corporation ("Merger Subsidiary") are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Elf Merger Agreement") pursuant to which Merger Subsidiary will merge with and into Elf (the "Elf Merger") on the terms and conditions set forth therein;

                  WHEREAS, TULIP is concurrently with the execution and delivery of the Elf Merger Agreement hereby agreeing to approve and adopt the Elf Merger Agreement and the Elf Merger as the owner of the Shares (as defined below) by Written Consent (as defined below); and

                  WHEREAS, in order to induce Parent to enter into the Elf Merger Agreement, Parent has requested TULIP, and TULIP has agreed, to enter into this Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  SECTION 1. Definitions. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Elf Merger Agreement.

                  SECTION 2. Agreement to Vote. TULIP irrevocably agrees to vote all Shares pursuant to an action by written consent (the "Written Consent"), to be taken as promptly as permissible under applicable Law (which shall be the 21st day after that date on which the Elf Information Statement is mailed to the Elf stockholders in accordance with Section 6.02 of the Elf Merger Agreement),
(a) in favor of the adoption of the Elf Merger Agreement and each of the transactions contemplated thereby, including the Elf Merger and (b) against (i) any proposal made in opposition to or in competition with the Elf Merger and the Elf Merger Agreement and the transactions contemplated by the Elf Merger Agreement, (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets, recapitalization, liquidation, winding up, extraordinary dividend or distribution, significant share repurchase or other similar transaction with or involving Elf and any party other than Parent, or
(iii) any other action the consummation of which would reasonably be expected to impede, frustrate, interfere with, impair, delay or prevent consummation of the transactions contemplated by the Elf Merger Agreement. The obligation of TULIP specified in this Section 2 shall apply whether or not the Board of Directors of Elf makes an Adverse Recommendation Change. In furtherance of this Section 2 and as security for the agreements set forth herein, TULIP has granted a proxy to Parent pursuant to Section 3.

                  SECTION 3. Irrevocable Proxy.

                  (a) In furtherance of the agreements contained in Section 2 hereof and as security for such agreements, TULIP hereby irrevocable grants to, and appoints, Carlos M.


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Gutierrez, Chairman and Chief Executive Officer of Parent, and Janet L. Kelly,
Executive Vice President - Corporate Development, General Counsel and Secretary (Mr. Gutierrez and Ms. Kelly, the "Grantees") in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, TULIP's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of TULIP, to vote all Shares Beneficially Owned by TULIP, or grant a consent or approval in respect of such Shares, or execute and deliver a proxy to vote such Shares, (i) in favor of the adoption of the Elf Merger and the Elf Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Elf Merger Agreement; provided that the Grantees shall not have authority to grant any such consent prior to 21 calendar days after the Elf Information Statement is distributed to Elf's stockholders,
(ii) against any Takeover Proposal or any other matter referred to in Section 2(b) hereof, except as otherwise specified in Section 2 hereof and (iii) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of Elf.

                  (b) TULIP represents and warrants to Parent that any proxies heretofore given in respect of any or all of its Shares are not irrevocable, and that any such proxies are hereby revoked, except for the Written Consent.

                  (c) TULIP hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with, and in consideration of, the execution of the Elf Merger Agreement by Parent, and that such irrevocable proxy is given to secure the performance of the duties of TULIP under this Agreement. TULIP hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances by revoked. TULIP hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy contained herein is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware Law.

                  SECTION 4. Representations and Warranties of TULIP. TULIP hereby represents and warrants to Parent that:

                  (a) Ownership of Shares. TULIP is the sole Beneficial Owner, and sole owner of record, of 46,197,466 shares (the "Shares") of common stock, $0.01 par value per share, of Elf. TULIP has good and marketable title to the Shares, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). TULIP has, and will have at any time from the date hereof until the date that Section 2 is no longer in effect, sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 2 hereof with no limitations, qualifications or restrictions on such rights. Without limiting the foregoing, none of the Shares is subject to any voting trust or other agreement, proxy (except for the Written Consent and as provided in Section 3 hereof) or other arrangement with respect to the voting of such Shares. From and after the date hereof, TULIP will not commit or omit to take any action if such action or omission could restrict or otherwise affect TULIP's legal power, authority and right to vote all the Shares as provided in
Section 2 hereof or (ii) affect the validity or effectiveness of the Written Consent. Without limiting the foregoing, from and after the date hereof, TULIP will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power-of-attorney with respect


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to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement limiting or affecting TULIP's legal power, authority or right to vote the Shares as provided in Section 2 hereof. Except for the Shares, TULIP does not Beneficially Own any (x) shares of capital stock or voting securities of Elf, (y) securities of Elf convertible into or exchangeable for shares of capital stock or voting securities of Elf or (z) options or other rights to acquire from Elf any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Elf. "Beneficially Owned" or "Beneficial Ownership" with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the 1934 Act, disregarding the phrase "within 60 days" in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "Group" within the meaning of Section 13(d) of the 1934 Act and the rules promulgated thereunder. "Beneficial Owner" with respect to any securities means a Person that has Beneficial Ownership of such securities.

                  (b) Corporate Authorization. The execution, delivery and performance by TULIP of this Agreement and the consummation by TULIP of the transactions contemplated hereby are within TULIP's corporate powers and have been duly authorized by all necessary corporate action on the part of TULIP. This Agreement has been duly executed and delivered by TULIP and constitutes a valid and binding Agreement of TULIP, enforceable against it in accordance with its terms.

                  (c) Non-Contravention. The action to be taken in the Written Consent and the execution, delivery and performance by TULIP of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of TULIP or Elf,
(ii) contravene, conflict with, or result in any violation or breach of any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation or acceleration or other change of any right or obligation or the loss of any benefit to which TULIP is entitled under any provision of any agreement or other instrument binding on TULIP.

                  (d) Opinion of Financial Advisors. TULIP has received an opinion of each of UBS Warburg LLC and Morgan Stanley & Co. Incorporated, each dated as of the date of this Agreement and each to the effect that, as of the date of such opinion, the Merger Consideration to be received by TULIP's shareholders under the Agreement and Plan of Restructuring and Merger dated as of October 26, 2000 among TULIP, Parent and Merger Subsidiary (the "TULIP Merger Agreement) is fair from a financial point of view to Tulip's stockholders. Complete and correct signed copies of such opinions will be delivered to Parent as soon as practicable after the date of this Agreement.

                  (e) Parent's Reliance. TULIP understands and acknowledges that Parent is entering into the TULIP Merger Agreement and the Elf Merger Agreement in reliance upon TULIP's execution, delivery and performance of this Agreement. TULIP acknowledges that the


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Written Consent to be delivered and the proxy granted in Section 3 hereof is granted in consideration of the execution and delivery of the TULIP Merger Agreement and the Elf Merger Agreement by Parent.

                  SECTION 5. TULIP Covenant as to the Shares. TULIP shall not, without the prior written consent of Parent, directly or indirectly (a) except for the Written Consent, the agreement to vote pursuant to Section 2 hereof and the proxy granted under Section 3 hereof, each of which are contemplated by the Elf Merger Agreement and the TULIP Merger Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (b) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

                  SECTION 6. No Solicitation. TULIP shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of TULIP or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of TULIP or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, negotiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent, except as required to comply with fiduciary duties under Delaware law. TULIP will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all confidential information regarding TULIP or Elf provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise.

                  SECTION 7. Third Party Standstill Agreements; Rights Agreement. (a) During the period from the date of this Agreement until the termination of this Agreement, TULIP shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of a Takeover Proposal to which it is a party (other than any involving Parent or its Subsidiaries). During such period, TULIP agrees to use all reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                  (b) Except as provided with respect to the transactions contemplated by the TULIP Merger Agreement, the Board of Directors of TULIP shall not, without the prior written consent of Parent (a) amend the Rights Agreement (as defined in the TULIP Merger Agreement) or (b) take any action with respect to, or make any determinations under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.


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                  SECTION 8. Termination.

                  (a) Unless earlier terminated pursuant to this Section 8, this Agreement will terminate on the earlier to occur of (i) the consummation of the Elf Merger and (ii) the termination of the Elf Merger Agreement in accordance with its terms.

                  (b) This Agreement may be terminated at any time prior to the effectiveness of any approval of the Elf Merger Agreement by the stockholders of Elf by mutual written agreement of Parent and TULIP.

                  (c) The provisions of Sections 9, 13, 14, 15 and 16 will survive any termination of this Agreement pursuant to Section 8. The provisions of Section 12 will survive termination of this Agreement pursuant to Section 8(a)(i).

                  SECTION 9. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  SECTION 10. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to Parent, to:

                           Kellogg Company
                           One Kellogg Square
                           Battle Creek, Michigan 49016
                           Attention:  Janet L. Kelly
                           Fax:  (616) 961-6598

                           with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attention:  Daniel A. Neff
                           Fax:  (212) 403-2000

                           if to TULIP, to:

                           Flowers Industries, Inc.
                           1919 Flowers Circle
                           Thomasville, Georgia  31757
                           Attention:  G. Anthony Campbell
                           Fax:  (912) 225-5433


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                           with a copy to:

                           Jones, Day, Reavis & Pogue
                           3500 SunTrust Plaza
                           303 Peachtree Street
                           Atlanta, Georgia  30308-3242
                           Attention:  Robert W. Smith
                                       Lizanne Thomas
                           Fax:  (404) 581-8330

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

                  SECTION 11. Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer, whether by operation or law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto.

                  SECTION 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

                  SECTION 14. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been


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brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

                  SECTION 15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  SECTION 16. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

                  SECTION 17. Entire Agreement. This Agreement, the Confidentiality Agreement, the Elf Merger Agreement, and the TULIP Merger Agreement entered into by the parties concurrently with the execution and delivery of this Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

                  SECTION 18. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  SECTION 19. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                  SECTION 20. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  Kellogg Company

                                  By:   /s/ Carlos M. Gutierrez
                                        -------------------------------------
                                        Name:
                                        Title:

                                  Flowers Industries, Inc.

                                  By:   /s/ G.A. Campbell
                                        -------------------------------------
                                        Name:
                                        Title: